Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS RECORD FIRST QUARTER RESULTS

RONKONKOMA, N.Y. — January 28, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced record results for the fiscal first quarter ended December 31, 2009.

For the fiscal first quarter ended December 31, 2009, net sales were a record $751 million compared to $661 million for the fiscal first quarter ended December 31, 2008, an increase of $91 million or 14%.

Net income for the fiscal first quarter ended December 31, 2009 was $76 million, or $1.18 per diluted share, compared to net income of $13 million, or $0.21 per diluted share, for the prior comparable quarter.  Included in the fiscal first quarter ended December 31, 2008 was a pre-tax charge of $8.6 million, or $0.09 per diluted share, for information technology project termination costs.

Net income for this fiscal first quarter of 2010 reflects greater sales and improved supply chain management, both of which contributed to higher gross profits in all divisions.  The overall gross profit percentage increased 4% to 45%.  Selling, general & administrative costs decreased to 25% of sales for the fiscal first quarter of 2010 as a result of cost containment initiatives, and advertising costs decreased to 4% of sales for this period.  These improvements in efficiency resulted in a $10 million decrease in SG&A and advertising costs compared with the prior like quarter.  With a $91 million increase in sales, income from operations increased $86 million.  The Company also benefited in part from the strengthening of the British Pound Sterling, which resulted in the reduction of foreign exchange losses reported in the caption Miscellaneous net in the prior like quarter.

Adjusted EBITDA for the fiscal first quarter of 2010 was a record $148 million, compared to $53 million for the fiscal first quarter of 2009.  The Company’s balance sheet continues to be strong and well capitalized.  At December 31, 2009, working capital was $756 million, total assets were $2 billion, and $325 million remained undrawn under the Company’s Revolving Credit Facility.

OPERATIONS FOR THE FISCAL FIRST QUARTER ENDED DECEMBER 31, 2009

Net sales for the Wholesale/US Nutrition division, which markets various brands including Nature’s Bounty, Osteo Bi-Flex, Rexall, Sundown,  Ester-C, Solgar, and private label products, increased $64 million, or 16%, to $471 million.  Private label sales were $198 million, or 42% of total wholesale sales.

The Nielsen Company tracks industry-wide sales of vitamins, minerals, herbs and other supplements in the food, drug and mass market sectors.  For the thirteen week period ended January 2, 2010, Nielsen reported an increase in the entire category of 14%.  According to Nielsen, for that same period, the Company’s Wholesale brands reported a 16% increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division, comprised of Vitamin World Stores in the United States and LeNaturiste stores in Canada, were $51 million, a 6% increase from the prior like quarter.   The division’s same store sales were up 5% for the fiscal first quarter of 2010 as the modernization of the Vitamin World stores had a favorable impact on its operations.

During the fiscal first quarter of 2010, the North American Retail division opened six new stores.  At the end of the fiscal first quarter of 2010, the North American Retail division operated a total of 534 stores, consisting of 448 Vitamin World stores in the United States and 86 LeNaturiste stores in Canada.

European Retail net sales for the fiscal first quarter ended December 31, 2009 were $176 million, a 13% increase compared to $156 million for the prior like quarter.   In local currency, (British Pound Sterling), European Retail net sales increased 8% and same store sales increased 6%.

The Company is integrating the Julian Graves operations into our European Retail Division.  This process will include converting a number of Julian Graves stores into Holland & Barrett stores and eliminating redundant activities.  The Company should begin to see the benefits from this integration by the fiscal fourth quarter 2010.

The European Retail division continues to leverage its premier status, high street locations and brand awareness to maintain market share in a difficult retail environment. The European Retail division consists of 543 Holland & Barrett stores, 351 Julian Graves stores and 32 GNC stores in the UK, 25 Nature’s Way stores in Ireland, and 82 DeTuinen stores in the Netherlands, for a total of 1,033 stores in Europe and 14 Holland & Barrett franchised stores in South Africa, Singapore and Malta.  As part of Holland & Barrett’s global expansion, additional franchise locations are expected during fiscal 2010.

Net sales from Direct Response/E-Commerce operations for the fiscal first quarter of 2010 increased $3 million, or 7% to $53 million from $49 million for the fiscal first quarter of 2009.  As this division varies its promotional strategy throughout the fiscal year, its results should be viewed on an annual and not quarterly basis.  Puritan’s Pride is the leader in the Direct Response and E-Commerce sectors and continues to increase the number of products available via its catalog and web sites.  Average order size increased to $79 compared with $75 for the prior like quarter.

NBTY Chairman and CEO, Scott Rudolph, said: “We are pleased to report record results for the quarter.  Our significant increase in revenue and profitability reflect NBTY’s on-going initiatives to improve operations, control costs and expand our premiere position as the leading nutritional supplement company.  Our growing financial strength continues to play a vital role in generating future growth and shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.NaturesBounty.com), Vitamin World(R) (www.VitaminWorld.com), Puritan’s Pride(R) (www.Puritan.com), Holland & Barrett(R) (www.HollandAndBarrett.com), Rexall(R) (www.Rexall.com), Sundown(R) (www.SundownNutrition.com), MET-Rx(R)  (www.MetRX.com), Worldwide Sport Nutrition(R) (www.SportNutrition.com), American Health(R) (www.AmericanHealthUS.com), GNC (UK)(R) (www.GNC.co.uk), DeTuinen(R) (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU (R) (www.SISU.com), Solgar(R) (www.Solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, and Ester-C (R)(www.Ester-C.com) brands.  NBTY routinely posts information that may be important to investors on its web site.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

(TABLES FOLLOW)

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except per share amounts)

	Three months ended December 31,
	2009	2008

Net sales	$751,151	$660,552

Costs and expenses:
Cost of sales	411,448	388,503
Advertising, promotion and catalog	28,742	31,291
Selling, general and administrative	188,731	195,901
IT project termination costs	—	8,647
	628,921	624,342

Income from operations	122,230	36,210

Other income (expense):
Interest	(8,056)	(9,489)
Miscellaneous, net	1,755	(5,633)
	(6,301)	(15,122)

Income before provision for income taxes	115,929	21,088

Provision for income taxes	40,343	7,613

Net income	$75,586	$13,475

Net income per share:
Basic	$1.21	$0.22
Diluted	$1.18	$0.21

Weighted average common shares outstanding:
Basic	62,408	61,600
Diluted	63,885	63,114

	NET SALES (Unaudited) THREE MONTHS ENDED DECEMBER 31,
			Percentage
(In thousands)	2009	2008	Change

Wholesale / US Nutrition	$471,114	$406,966	16%

North American Retail	51,458	48,438	6%

European Retail	175,995	156,026	13%

Direct Response / E-Commerce	52,584	49,122	7%

Total	$751,151	$660,552	14%

	GROSS PROFIT PERCENTAGES (Unaudited) THREE MONTHS ENDED DECEMBER 31,
			Increase
	2009	2008	- Decrease

Wholesale / US Nutrition	34%	28%	6%

North American Retail	68%	67%	1%

European Retail	62%	63%	-1%

Direct Response / E-Commerce	63%	59%	4%

Total	45%	41%	4%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	THREE MONTHS ENDED
	DECEMBER 31, 2009
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$86,238	$3,672	$—	$5,578	$95,488

North American Retail	2,072	709	—	49	2,830

European Retail	34,644	3,626	—	119	38,389

Direct Response / E-Commerce	16,388	1,206	—	15	17,609

Segment Results	139,342	9,213	—	5,761	154,316

Corporate / Manufacturing	(23,413)	7,734	8,056	1,183	(6,440)

Total	$115,929	$16,947	$8,056	$6,944	$147,876

	THREE MONTHS ENDED
	DECEMBER 31, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$30,017	$3,724	$—	$47	$33,788

North American Retail	(1,155)	752	—	24	(379)

European Retail	26,171	3,561	—	52	29,784

Direct Response / E-Commerce	709	1,265	—	4,685	6,659

Segment Results	55,742	9,302	—	4,808	69,852

Corporate / Manufacturing	(34,654)	8,219	9,489	562	(16,384)

Total	$21,088	$17,521	$9,489	$5,370	$53,468

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except per share amounts)

	December 31,	September 30,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$158,706	$106,001
Accounts receivable, net	187,593	155,863
Inventories	655,448	658,534
Deferred income taxes	28,221	28,154
Other current assets	62,978	49,999
Total current assets	1,092,946	998,551

Property, plant and equipment, net	367,365	373,817
Goodwill	339,937	339,099
Other intangible assets, net	210,285	214,139
Other assets	20,852	34,615

Total assets	$2,031,385	$1,960,221

Liabilities and stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$61,227	$38,893
Accounts payable	96,206	128,485
Accrued expenses and other current liabilities	179,165	156,734
Total current liabilities	336,598	324,112

Long-term debt, net of current portion	404,479	437,629
Deferred income taxes	40,676	36,422
Other liabilities	30,753	34,233
Total liabilities	812,506	832,396

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.008 par; authorized 175,000 shares issued and outstanding 63,209 and 61,874 shares at December 31, 2009 and September 30, 2009, respectively	506	495
Capital in excess of par	159,378	145,885
Retained earnings	1,060,383	984,797
Accumulated other comprehensive income	(1,388)	(3,352)

Total stockholders’ equity	1,218,879	1,127,825

Total liabilities and stockholders’ equity	$2,031,385	$1,960,221

NBTY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three months
	ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$75,586	$13,475
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of assets	5,591	5,154
Depreciation and amortization	16,947	17,521
Foreign currency transaction loss	115	5,886
Stock-based compensation	1,420	702
Amortization of deferred charges	392	316
Allowance for doubtful accounts	(115)	1,361
Inventory reserves	2,174	1,737
Deferred income taxes	773	152
Excess income tax benefit from exercise of stock options	(4,240)	—
Changes in operating assets and liabilities:
Accounts receivable	(31,989)	(27,740)
Inventories	2,036	(44,047)
Other assets	1,523	4,698
Accounts payable	(32,864)	24,613
Accrued expenses and other liabilities	22,666	2,884
Net cash provided by operating activities	60,015	6,712

Cash flows from investing activities:
Purchase of property, plant and equipment	(9,883)	(22,639)
Cash paid for acquisitions	(87)	(264)
Proceeds from sale of investments	1,650	—
Escrow refund, net of purchase price adjustments	—	12,219
Net cash used in investing activities	(8,320)	(10,684)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(10,968)	(8,497)
Proceeds from borrowings under the Revolving Credit Facility	—	35,000
Principal payments under the Revolving Credit Facility	—	(60,000)
Excess income tax benefit from exercise of stock options	4,240	—
Proceeds from stock options exercised	7,843	6
Net cash provided by (used in) financing activities	1,115	(33,491)

Effect of exchange rate changes on cash and cash equivalents	(105)	(19)

Net increase (decrease) in cash and cash equivalents	52,705	(37,482)

Cash and cash equivalents at beginning of period	106,001	90,180

Cash and cash equivalents at end of period	$158,706	$52,698